Execution Version
THIS DEED OF AMENDMENT has been executed as a deed and delivered by the parties set out below on 23 June 2026
BETWEEN
(1)BEKO B.V., a company incorporated in the Netherlands with registered number 34166639 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands and formerly known as “Ardutch B.V.” (“Beko”);
(2)ARÇELIK A.Ş., a company incorporated in Turkey with registered number 54957 and having its registered office at Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Turkey (the “Arçelik”);
(3)WHIRLPOOL EMEA HOLDINGS LLC, a Delaware limited liability company with registered number 722986 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (“Whirlpool”);
(4)WHIRLPOOL CORPORATION, a Delaware corporation with registered number 491117 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (the “Whirlpool Topco”); and
(5)BEKO EUROPE B.V., a company incorporated in the Netherlands with registered number 88850528 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands (“JVCo”),
together, the “Parties”.
WHEREAS
(A)On 16 January 2023: (a) Beko; (b) Arçelik; (c) Whirlpool; (d) Whirlpool Topco; and (e) JVCo entered into a contribution agreement relating to: (i) the contribution of shares to JVCo; and (ii) the formation of a joint venture, as amended by: (A) a deed of amendment dated 28 March 2024; (B) a supplementary deed of amendment in relation to excess cash dated 28 March 2024; (C) a second supplementary deed of amendment dated 1 April 2024; and (D) a third supplementary deed of amendment dated 12 November 2024 (together, the “Contribution Agreement”).
(B)The Parties have agreed to amend, waive or terminate certain rights and obligations set out in the Contribution Agreement on the terms set out in this deed of amendment (the “Deed”).
(C)On 17 May 2023, Beko changed its name from Ardutch B.V. to Beko B.V. and, as a result, the Parties acknowledge that all references to Ardutch B.V. in the Contribution Agreement shall be read and construed as references to Beko B.V..
IT IS AGREED THAT
1.DEFINITIONS AND INTERPRETATION
1.1Capitalised terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meanings given to them in the Contribution Agreement.
1“JVCo Completion ” means completion under the JVCo SPA in accordance with its terms;

EU-DOCS\61297494.4

2“JVCo SPA” means the sale and purchase agreement between Whirlpool and Beko dated on or around the date of this Deed;
3“Sanctioned Person” means a person or entity that is the target of Sanctions, including any person or entity:
(a)listed in any Sanctions-related list of designated persons or entities, maintained by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom;
(b)that is, or is part of, a government of a Sanctioned Territory;
(c)that is located, organised or residing in any Sanctioned Territory; or
(d)50% or more directly or indirectly owned or controlled by any of the foregoing, or acting for or on behalf of any of the foregoing;
4“Sanctioned Territory” means, at any time, a country or territory that is itself the target of comprehensive Sanctions, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic; and
5“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the U.S. government, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom.
2.AMENDMENTS TO THE CONTRIBUTION AGREEMENT
2.1The parties to the Contribution Agreement (the “CA Parties”) wish to amend the Contribution Agreement on the terms set out in this Deed.
2.2The CA Parties agree that the Contribution Agreement shall be amended in accordance with Schedule 1 to this Deed (and all cross-references shall be deemed automatically updated to align with such amendments), and that such amendments shall take effect on execution of this Deed.
2.3For illustrative purposes, the following documents are in Agreed Form:
(a)a blackline version of the Contribution Agreement, reflecting the changes made pursuant to this Deed; and
(b)a clean version of the Contribution Agreement, incorporating the changes made pursuant to this Deed.
2.4Each of the CA Parties agrees and acknowledges that the amendment of the Contribution Agreement pursuant to this Deed constitutes a valid variation of the Contribution Agreement in accordance with Clause 27.4 (Waiver and Variation) of the Contribution Agreement.
2.5Each of the CA Parties acknowledge and agree that immediately prior to execution of this Deed, an amount of EUR 838,416 (the “Agreed Amount”) is due and payable by Beko to Whirlpool pursuant to Clause 21 of the Contribution Agreement and that (notwithstanding anything to the contrary in this Deed) the Agreed Amount shall remain payable following execution of this Deed until paid in accordance with the terms of this Deed. Beko shall pay (or procure there is paid) to Whirlpool the Agreed Amount by a date falling no later than 10 Business Days following JVCo Completion, which shall be satisfied by Beko paying the Agreed Amount in immediately available funds to the following bank account (the “Specified Account”):
Bank: JPMORGAN CHASE BANK, N.A. - LONDON BRANCH
Account Holder: WHIRLPOOL CORPORATION
Account Number:
IBAN:
SWIFT Code:
2.6Receipt of the Agreed Amount in the Specified Account on or before the due date for such payment shall be good discharge by Beko of its obligation to pay the Agreed Amount pursuant to Clause 2.5.
2.7Beko warrants to Whirlpool that the Agreed Amount payable by Beko pursuant to Clause 2.5 shall not be derived from revenue relating to transactions or dealings, direct or indirect, with any Sanctioned Person, in any Sanctioned Territory, or otherwise prohibited by applicable laws.
2.8Save as amended in accordance with this Deed, in all other respects, the provisions of the Contribution Agreement remain in full force and effect and unamended.
3.RELEASE OF LIABILITY AND WAIVER OF CLAIMS
3.1To the extent that any provision of the Contribution Agreement is amended, waived or terminated pursuant to this Deed, or such provision has expired prior to the date of this Deed, no Party (nor any of its Affiliates) shall have any liability (whether in contract, tort, under statute or otherwise) under or in connection with the Contribution Agreement in its original (unamended) form, to the extent that such liability would not arise under or in connection with the Contribution Agreement as amended, waived or terminated (as applicable) by this Deed.
3.2Each Party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives, releases and discharges in full any and all rights to bring any claim, action or proceeding (whether known or unknown, whether arising in contract, tort, under statute or otherwise) which it or any of its Affiliates has or may have against any other Party or any of its Affiliates under or in connection with the Contribution Agreement , in each case to the extent that such claim, action or proceeding relates to or arises from any provision of the Contribution Agreement which has been amended, waived or terminated pursuant to this Deed, or which has expired prior to the date of this Deed.

3.3For the avoidance of doubt, nothing in this Deed shall seek to release any Party from liability or waive any claim under the Contribution Agreement against any Party, where both: (a) such liability had been incurred or such claim had been made, in each case in compliance with the relevant provisions of the Contribution Agreement; and (b) the underlying obligation or liability continues to arise to the same extent under or in connection with the Contribution Agreement as amended, waived or terminated (as applicable) by this Deed. The parties acknowledge that the relevant Party’s liability shall only be to the extent of the underlying obligation or liability under the Contribution Agreement as so amended, waived or terminated.
4.Notices
4.1Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 4.2 and served:
(a)by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;
(b)by courier or by post (or if from any place outside the country where the relevant address is located, by air courier or air mail) to the relevant address, in which case it shall be deemed to have been given one Business Day after its delivery to a representative of the courier or posting (as applicable); or
(c)by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of the next period of Working Hours.
4.2Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 4.3, set out below:
For each of Beko and Arçelik:
Address:        Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Türkiye
Email:
For the attention of:    Baris Alparslan – CFO
with a copy (which shall not constitute notice) by post to:
Address:    Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Türkiye
For the attention of:    Umut Nazif Çelik – General Counsel

For each of Whirlpool and Whirlpool Topco:
Address:        2000 N. M-63 Benton Harbor, MI 49022-2692
Email:

For the attention of:    Holger Gottstein and Kyle De Jong
with a copy (which shall not constitute notice) by post to:
Address:        Latham & Watkins (London) LLP

99 Bishopsgate
London EC2M 3XF
United Kingdom
For the attention of:    Samuel Newhouse and Harriet Stephenson
For JVCo:
Address:    Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands
Email:
For the attention of:    Akin Garzanli

with a copy (which shall not constitute notice) by post to:
Address:        Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands
For the attention of:    Umut Nazif Çelik – General Counsel

4.3Each party to this Deed may notify each other party of any change to its address or other details specified in Clause 4.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.
5.Miscellaneous
5.1Clauses 1.2 (Definitions and Interpretation), 22 (Confidentiality and Announcements), 25 (Entire Agreement and Remedies), 27 (Waiver and Variation), 28 (Invalidity), 29 (Assignment), 32 (Costs), 33 (Rights of Third Parties), and 34 (Counterparts) of the Contribution Agreement (in each case, for the avoidance of doubt, being Clause references in the Contribution Agreement prior to its amendment pursuant to this Deed) shall apply mutatis mutandis to this Deed as if set out in full herein, save that: (i) to the extent any of the Parties are not expressly included in any such Clause, such missing parties shall be deemed incorporated as appropriate; and (ii) references in them to “this Agreement” shall, for the purposes of this Deed, be deemed to be references to this Deed.
5.2All payments made by any party under this Deed shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by law.
6.Governing Law and Jurisdiction
6.1This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.
6.2Any dispute, difference, controversy or claim arising out of or in connection with this Deed, including any question regarding its existence, interpretation, validity, performance, breach or termination, and including any question regarding any non-contractual obligations arising out of or in connection with this Deed shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC” and the “Rules” respectively), which Rules are deemed to be incorporated by reference into this Clause 6.
6.3The number of arbitrators shall be three, each of whom shall be selected and appointed by the ICC Court in accordance with the Rules.

6.4The seat, or legal place, of arbitration shall be London, England and all hearings shall be held in London, England.
6.5The language to be used in the arbitral proceedings shall be English.
6.6Judgement on any award may be entered in any court having jurisdiction thereover.
6.7Any award of the tribunal shall be binding from the day it is made, and each party hereby waives any right to refer any question of law and any right of appeal on the law and/or merits to any court.
6.8The parties agree that the arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award and that judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.
7.Process Agent
7.1Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding arising out of or in any way relating to this Deed shall be duly served upon:
(a)Whirlpool and/or Whirlpool Topco if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to InSinkErator UK Ltd, Morley Way, Peterborough, Cambridgeshire, PE2 9JB or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time; and
(b)Beko and/or Arçelik and/or JVCo if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Beko PLC, Beko House, 1 Greenhill Crescent, Watford, Hertfordshire, WD18 8QU, or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.
AS WITNESS this document has been executed and delivered as a deed on the date stated at the beginning of it.
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EXECUTED as a deed by BEKO B.V. acting by Polat Sen and Baris Alparslan	/s/ Polat Sen
Signature Polat Sen
Name of signatory (print) Board Member
Title of signatory (print)

/s/ Baris Alparslan
Signature Baris Alparslan
Name of signatory (print) CFO
Title of signatory (print)

[Signature page to E+ Framework Amendment Agreement]

EXECUTED as a deed by ARÇELIK A.Ş. acting by Polat Sen and Cemal Can Dincer	/s/ Cemal Dincer
Signature Cemal Can Dincer
Name of signatory (print) CEO
Title of signatory (print)

/s/ Polat Sen
Signature Polat Sen
Name of signatory (print) Board Member
Title of signatory (print)

[Signature page to E+ Framework Amendment Agreement]

EXECUTED as a deed by BEKO EUROPE B.V. acting by Baris Alparslan and Akin Garzanli	/s/ Baris Alparslan
Signature Baris Alparslan
Name of signatory (print) CFO
Title of signatory (print)

/s/ Akin Garzanli
Signature Akin Garzanli
Name of signatory (print) CEO
Title of signatory (print)

[Signature page to E+ Framework Amendment Agreement]

EXECUTED as a deed by WHIRLPOOL EMEA HOLDINGS LLC acting by Whirlpool Corporation, its sole member, acting by an authorised signatory	/s/ Roxanne Warner
Signature Roxanne L. Warner
Name of signatory (print) Officer of Whirlpool Corporation
Title of signatory (print)
[Signature page to E+ Framework Amendment Agreement]

EXECUTED as a deed by WHIRLPOOL CORPORATION acting by an authorised signatory	/s/ Roxanne Warner
Signature Roxanne L. Warner
Name of signatory (print) Officer of Whirlpool Corporation
Title of signatory (print)

[Signature page to E+ Framework Amendment Agreement]

SCHEDULE 1
AMENDMENTS TO THE CONTRIBUTION AGREEMENT

The Parties agree that the Contribution Agreement shall be amended as follows:
1.the definition of “Affiliate” shall be amended by deleting the wording: “12 (in the circumstances set out in Clause 12.12 only),”;
2.the definition of “Agreed Price” shall be deleted in its entirety;
3.the definition of “Ancillary Documents” shall be amended by deleting the wording: “the Shareholders' Agreement,”;
4.the definition of “Ardutch Authorised Person” shall be amended to read:
““Ardutch Authorised Person” means Barış Alparslan”;
5.the definition of “Ardutch Business Warranty” shall be deleted in its entirety;
6.the definition of “Ardutch Completion Disclosure Letter” shall be amended by deleting the words “against an Ardutch Business Warranty or an Ardutch Tax Warranty”;
7.the definition of “Ardutch Environmental Indemnity” shall be deleted in its entirety;
8.the definition of “Ardutch Environmental Warranty” shall be deleted in its entirety;
9.the definition of “Ardutch Excluded Wrong Pocket Employee” shall be deleted in its entirety;
10.the definition of “Ardutch Fundamental Warranty” shall be deleted in its entirety;
11.the definition of “Ardutch In-Flight Project Product Liability Claim” shall be deleted in its entirety;
12.the definition of “Ardutch In-Flight Project Product Liability Indemnity” shall be deleted in its entirety;
13.the definition of “Ardutch In-Flight Project Product Liability Recall Claim” shall be deleted in its entirety;
14.the definition of “Ardutch Product Liability Claim” shall be deleted in its entirety;
15.the definition of “Ardutch Product Liability Indemnity” shall be deleted in its entirety;
16.the definition of “Ardutch Product Liability Recall Claim” shall be deleted in its entirety;
17.the definition of “Ardutch Retained Liability Indemnities” shall be deleted in its entirety;
18.the definition of “Ardutch Tax Covenant” shall be deleted in its entirety;
19.the definition of “Ardutch Tax Warranty” shall be deleted in its entirety;
20.the definition of “Ardutch Warranties” shall be deleted in its entirety;

21.the definition of “Ardutch Wrong Pocket Employee” shall be deleted in its entirety;
22.the definition of “Business Warranty” shall be deleted in its entirety;
23.the definition of "Business Warranty Claim” shall be deleted in its entirety;
24.the definition of “Carve-Out Indemnity” shall be amended by deleting limb (a) in its entirety and deleting the words "in respect of Whirlpool," from limb (b);
25.the definition of “Carve-Out Indemnity Claim” shall be amended to read:
““Carve-Out Indemnity Claim” means a claim by the Buyer against Whirlpool under the Carve-Out Indemnity”;
26.the definition of “Compensation Amount” shall be amended by deleting the words: “or Clause 21”;
27.the definition of “Environmental Indemnities” shall be deleted in its entirety;
28.the definition of “Environmental Indemnity Claim” shall be deleted in its entirety;
29.the definition of “Environmental Warranty” shall be deleted in its entirety;
30.the definition of “Environmental Warranty Claim” shall be deleted in its entirety;
31.the definition of “Fundamental Warranty” shall be amended to read:
6““Fundamental Warranty” means any Whirlpool Fundamental Warranties and “Fundamental Warranties” shall be construed accordingly”;
32.the definition of “Fundamental Warranty Claim” shall be amended to read:
7““Fundamental Warranty Claim” means a claim by the Buyer and/or Ardutch in respect of a Whirlpool Fundamental Warranty ”;
33.the definition of “Guaranteed Obligations” shall be amended by deleting the word: “13”;
34.the definition of “HVAC Business” shall be deleted in its entirety;
35.the definition of “In-Flight Project Product Liability Indemnities” shall be deleted in its entirety;
36.the definition of “In-Flight Project Product Liability Indemnity Claim” shall be deleted in its entirety;
37.the definition of “Indemnity” shall be amended to read:
““Indemnity” means each of the Carve-Out Indemnity, the Product Liability Recall Indemnity and the Whirlpool Retained Liability Indemnity”;
38.the definition of “Non-Wrong Pockets Item” shall be deleted in its entirety;
39.the definition of “Product Liability Indemnities” shall be deleted in its entirety;
40.the definition of “Product Liability Indemnity Claim” shall be deleted in its entirety;

41.the definition of “Product Liability Recall Claim” shall be deleted in its entirety and every reference in the Contribution Agreement to a Product Liability Recall Claim shall be replaced with the words “Whirlpool Product Liability Recall Claim”;
42.a new definition of “Product Liability Recall Indemnity” shall be inserted, maintaining alphabetical order, as follows:
““Product Liability Recall Indemnity” means the indemnity in paragraph 2.2 of Schedule 3;”;
43.the definition of “Relevant Tax Reliefs” shall be deleted in its entirety;
44.the definition of “Relevant WAP Territory” shall be deleted in its entirety;
45.the definition of “Restricted Business” shall be deleted in its entirety;
46.the definition of “Restricted Transferee” shall be deleted in its entirety;
47.the definition of “Seller Wrong Pockets Item” shall be deleted in its entirety;
48.the definition of “Shareholders' Agreement” shall be amended to read:
““Shareholders’ Agreement” means the shareholders’ agreement relating to the Buyer between Ardutch, the Ardutch Guarantor, the Buyer, Whirlpool and the Whirlpool Guarantor, dated 1 April 2024, as amended, varied or terminated from time to time;”;
49.the definition of “Target Group Wrong Pockets Item” shall be deleted in its entirety;
50.the definition of “Tax Carve-Out Claim” shall be amended to read:
““Tax Carve-Out Claim” means a Claim by the Buyer against Whirlpool in respect of a Carve-Out Tax Liability as defined in Schedule 8;”;
51.the definition of “Tax Covenant” shall be amended to read:
““Tax Covenant” means the Whirlpool Tax Covenant”;
52.the definition of “Tax Covenant Claim” shall be amended to read:
““Tax Covenant Claim” means a Claim by the Buyer against Whirlpool in respect of the Tax Covenant (including, for the avoidance of doubt, a Tax Carve-Out Claim and a Special Tax Covenant Claim)”;
53.the definition of “Tax Warranties” shall be amended to read:
““Tax Warranties” means the Whirlpool Tax Warranties”;
54.the definition of “Tax Warranty Claim” shall be amended to read:
1““Tax Warranty Claim” means a Claim by the Buyer against Whirlpool in respect of a Tax Warranty”;
55.the definition of “WAP Indemnity Claim” shall be deleted in its entirety;
56.the definition of “WAP Parts Indemnity” shall be deleted in its entirety;

57.the definition of “WAP Products Indemnity” shall be deleted in its entirety;
58.the definition of “Warranties” shall be amended by deleting the words “and/or the Ardutch Warranties, as the context requires”;
59.the definition of “Warranty Claim” shall be amended to read:
2““Warranty Claim” means a Fundamental Warranty Claim or a Tax Warranty Claim;”
60.the definition of “Whirlpool Business Warranty” shall be deleted in its entirety;
61.the definition of “Whirlpool Completion Disclosure Letter” shell be amended by deleting the words “a Whirlpool Business Warranty or”;
62.the definition of “Whirlpool Environmental Indemnity” shall be deleted in its entirety;
63.the definition of “Whirlpool Environmental Warranty” shall be deleted in its entirety;
64.the definition of “Whirlpool Excluded Wrong Pocket Employee” shall be deleted in its entirety;
65.the definition of “Whirlpool In-Flight Project Product Liability Claim” shall be deleted in its entirety;
66.the definition of “Whirlpool In-Flight Project Product Liability Indemnity” shall be deleted in its entirety;
67.the definition of “Whirlpool In-Flight Project Product Liability Recall Claim” shall be deleted in its entirety;
68.the definition of “Whirlpool Product Liability Claim” shall be deleted in its entirety;
69.the definition of “Whirlpool Product Liability Indemnity” shall be deleted in its entirety;
70.the definition of “Whirlpool Product Liability Recall Claim” shall be deleted in its entirety and replaced with the following:
“”Whirlpool Product Liability Recall Claim” means any claim pursuant to the Product Liability Recall Indemnity where such claim is made in respect of:
(a)    any recall, warranty repair/rework (including free-of-charge repairs), replacement or refund programme involving a Whirlpool Pre-Completion Product; and
(b)    any recall, warranty repair/rework (including free-of-charge repairs), replacement or refund programme involving a Whirlpool Post-Completion Product (which for the avoidance of doubt shall not include any Whirlpool In-Flight Project Product), in each case as a direct result of a flaw in a design which was utilised by a Whirlpool Group Company or any other member of the Whirlpool Group in connection with the Whirlpool Europe Business, in each case as at Completion;”;
71.the definition of “Whirlpool Wrong Pocket Employee” shall be deleted in its entirety;
72.the definition of “Wrong Pocket Employee” shall be deleted in its entirety;

73.Clause 4.1(e) shall be amended by deleting the words “; and” and inserting a full stop at the end of the clause;
74.Clause 4.1(f) shall be deleted in its entirety;
75.Clause 4.5 shall be amended to read:
“Whirlpool shall promptly (and in any event prior to Completion) inform Ardutch and the Buyer if it discovers anything prior to Completion which would render or be reasonably likely to render any of the Whirlpool Fundamental Warranties untrue or inaccurate as at immediately prior to Completion.”;
76.Clause 4.6(c) shall be amended by replacing the word “a” with “the” and deleting the words: “or 4.1(f)”;
77.Clause 4.9 shall be amended by deleting:
a.the words: “and/or” in Clause 4.9(a) and inserting a full stop at the end of the clause; and
b.Clause 4.9(b) in its entirety;
78.the first sentence of Clause 4.10 shall be amended by deleting:
a.the word “Conditions” in that sentence and replacing it with the word “Condition”; and
b.deleting the words “and/or Clause 4.1(f)”;
79.Clauses 5.9 and 5.10(a) shall each be amended by deleting the words “, once entered into”;
80.Clauses 10.13 to 10.14 (both inclusive), shall be deleted in their entirety;
81.Clause 11.1 shall be amended by deleting the wording: “subject to Whirlpool fulfilling its obligations in Clause 11.3”.
82.Clause 11.2 shall be amended by:
a.deleting the words: “the third anniversary of Completion, subject to Whirlpool fulfilling its obligations in Clause 11.3”;
b.inserting the words: “30 June 2026” after the words “On or prior to”; and
c.deleting the words: “and to commence with effect from the third anniversary of Completion”.
83.Clause 11.3 shall be deleted in its entirety;
84.Clause 12.1(a) shall be deleted in its entirety;
85.Clause 12.1(b) shall be deleted in its entirety;
86.Clause 12.1(c) shall be deleted in its entirety;
87.Clause 12.1(d) shall be deleted in its entirety;
88.Clause 12.2 shall be deleted in its entirety;

89.Clause 12.3 shall be deleted in its entirety;
90.Clause 13 shall be deleted in its entirety;
91.The title of clause 15 shall be amended by deleting the words “OF THE SELLERS”;
92.Clause 15.1 shall be deleted in its entirety;
93. Clause 15.2 shall be deleted in its entirety;
94.Clause 15.6 shall be amended to delete the wording “or “so far as Ardutch is aware”” in the first sentence and by deleting the semi-colon at the end of that sentence;
95.Clause 15.6(a) shall be amended by deleting the words “in respect of the Whirlpool Warranties,”
96.Clause 15.6(b) shall be deleted in its entirety;
97.Clause 15.8(a) shall be amended by replacing the words “Clauses 15.2 and” with the word: “Clause” and by replacing the words “relevant Seller” with “Whirlpool”;
98. 15.8(b) shall be amended by deleting the words “by a Seller”;
99.Clause 17.1 shall be amended by deleting the words: “and the Buyer” after the words: “The Ardutch Guarantor warrants to Whirlpool”;
100.Clause 17.2(a) shall be amended to read:
(a)“guarantees, as a primary obligation to Whirlpool and the Whirlpool Guarantor (in the case of the Ardutch Guarantor) and Ardutch, the Ardutch Guarantor and the Buyer (in the case of the Whirlpool Guarantor), the due and punctual performance by Ardutch and/or the Buyer (in the case of the Ardutch Guarantor) and Whirlpool (in the case of the Whirlpool Guarantor) of all of its Guaranteed Obligations”;
101.Clause 17.2(b) shall be amended by deleting the comma between the words “Whirlpool” and “Whirlpool Guarantor” and replacing it with the word “and”, and by deleting the words “and the Buyer” after the words “Whirlpool Guarantor”;
102.Clause 17.2(c) shall be amended by deleting the comma between the words “Whirlpool” and “Whirlpool Guarantor” and replacing it with the word “and”, and by deleting the words “and the Buyer” after the words “Whirlpool Guarantor”;
103.Clause 18 shall be amended to read:
“The parties shall comply with Schedule 3 in relation to the Indemnities given by Whirlpool”;
104.Clause 20 shall be amended by deleting the words: “and Schedule 9”;
105.Clause 21 shall be deleted in its entirety;
106.Clause 30.2 shall be amended by deleting the words “, Clause 21, paragraph 6.3 of the Whirlpool Tax Covenant or paragraph 6.1 of the Ardutch Tax Covenant”;
107.Clause 30.5 shall be amended by deleting the words “, including without limitation, where the recipient of the Compensation Amount is the Buyer, in the form of a subscription for deferred shares in the Buyer which does not alter the economic interests, voting rights or other rights of any shareholder”;
108.Clause 31.2 shall be amended to read:
“Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 31.3 set out below:
For each member of the Ardutch Group and, prior to Completion, the Buyer:
Address:    Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Türkiye
Email:
For the attention of:
with a copy (which shall not constitute notice) by post to:
Address:    Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Türkiye
For the attention of:    Umut Nazif Çelik – General Counsel

For each member of the Whirlpool Group:
Address:        2000 N. M-63 Benton Harbor, MI 49022-2692
Email:
For the attention of:    Holger Gottstein and Kyle De Jong
with a copy (which shall not constitute notice) by post to:
Address:        Latham & Watkins (London) LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom
For the attention of:    Samuel Newhouse and Harriet Stephenson
For the Buyer:
Address:    Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands
Email:
For the attention of:    Akin Garzanli

with a copy (which shall not constitute notice) by post to:
Address:    Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands
For the attention of:    Umut Nazif Çelik – General Counsel”
109.paragraph 1.1(c) of Schedule 1 shall be deleted in its entirety;
110.paragraph 1 of Schedule 3 shall be deleted in its entirety;
111.paragraph 2.2 of Schedule 3 shall be amended by replacing the words “Whirlpool Product Liability Claim” with the words “Whirlpool Product Liability Recall Claim” in each instance where they appear and by deleting the words “(the “Whirlpool Product Liability Indemnity”)”;

112.paragraph 2.3 of Schedule 3 be amended by replacing the words “Whirlpool Product Liability Indemnity” with the words “Product Liability Recall Indemnity”;
113.paragraph 2.7 of Schedule 3 shall be deleted in its entirety;
114.paragraph 2.9 of Schedule 3 shall be deleted in its entirety;
115.paragraph 3 of Schedule 3 shall be deleted in its entirety;
116.paragraph 1.5 of Part B of Schedule 4 shall be deleted in its entirety;
117.all of the definitions in paragraph 1 of Schedule 5 shall be deleted in their entirety, save for the definitions of “Whirlpool Joint Venture Entity” and “Whirlpool Minority Equity Interests”;
118.paragraphs 3.4, 4, 5 and 7 to 26 (inclusive) of Schedule 5 shall be deleted in their entirety;
119.the content of Schedule 6 shall be deleted in its entirety and replaced with “[NOT USED]”;
120.paragraph 1.1 of Schedule 7 shall be amended by:
a.deleting the words:
i.“Environmental Indemnity Claims and Claims under or pursuant to Clause 10.14”; and
ii.“and/or 21”;
b.deleting the comma after “12”; and
c.adding the words “and/or” after “12”;
121.paragraph 1.3(a) of Schedule 7 shall be amended by deleting limb (i) in its entirety and deleting the words “in respect of Whirlpool” in limb (ii);
122.paragraph 1.3(b) of Schedule 7 shall be deleted in its entirety;
123.paragraph 1.3(c) of Schedule 7 shall be deleted in its entirety;
124.paragraph 1.3(d) of Schedule 7 shall be amended by deleting limb (i) in its entirety and deleting the words “in respect of Whirlpool” in limb (ii);
125.paragraph 1.3(e) of Schedule 7 shall be amended by deleting limb (i) in its entirety;
126.paragraph 1.3(f) of Schedule 7 shall be deleted in its entirety;
127.paragraph 1.3(g) of Schedule 7 shall be deleted in its entirety;
128.paragraph 1.4 of Schedule 7 shall be deleted in its entirety and replaced with a new paragraph 1.4 of Schedule 7 shall be inserted which states:
“Notwithstanding paragraph 1.3 of this Schedule 7, Whirlpool shall not be liable in respect of any Product Liability Recall Claim if Ardutch or the Ardutch Guarantor is aware, as at 18 June 2026, of the Product Liability Recall Claim or any fact, matter, event or circumstance which could reasonably be expected to give rise to a Product Liability Recall Claim. Ardutch and the Ardutch Guarantor each acknowledge and agree that, to the extent that either of them has knowledge of any matter, fact, circumstance or event which would give rise to a Product

Liability Recall Claim as at 18 June 2026, they shall be deemed to have waived any right to bring a Product Liability Recall Claim in respect of such matter, fact, circumstance or event and shall have no right to recover from Whirlpool or any member of the Whirlpool Group in connection therewith. For the purposes of this paragraph 1.4 of this Schedule 7, the awareness of Ardutch shall mean the actual knowledge of:
a)Umut Nazif Çelik;
b)Bariş Alparslan;
c)Erman Oğuz Ferah; and
d)Selen Sezginer
and, in each case, the knowledge such person would have had had they made all reasonable enquiries, including all reasonable enquiries of the management team of the Buyer.”;
129.paragraph 1.5 of Schedule 7 shall be deleted in its entirety;
130.paragraph 1.6 of Schedule 7 shall be amended by deleting the words “or Product Liability Recall Claim (other than a Whirlpool In-Flight Project Product Liability Recall Claim)” and replacing them with “Whirlpool Product Liability Recall Claim”;
131.paragraph 1.7 of Schedule 7 shall be deleted in its entirety;
132.paragraph 1.8 of Schedule 7 shall be deleted in its entirety;
133.paragraph 1.10 of Schedule 7 shall be deleted in its entirety;
134.paragraph 1.11 of Schedule 7 shall be amended to read:
“Whirlpool shall not be liable in respect of any Whirlpool Product Liability Recall Claim unless the aggregate amount that, but for the application of this paragraph 1.11, would be recoverable from Whirlpool in respect of all Whirlpool Product Liability Recall Claims (other than any other such claims excluded by any other paragraph of this Schedule 7), exceeds EUR 3,000,000, in which case Whirlpool shall be liable for all amounts resulting from such Claims and not just the excess over EUR 3,000,000, provided always that after the initial EUR 3,000,000, any Product Liability Recall Claims against Whirlpool may only be made in batches with an aggregate value of at least EUR 500,000.”;
135.paragraph 1.12 of Schedule 7 shall be deleted in its entirety;
136.paragraph 1.13 of Schedule 7 shall be deleted in its entirety;
137.paragraph 2.1(b)(ii) of Schedule 7 shall be deleted in its entirety;
138.paragraph 2.1(b)(iii) of Schedule 7 shall be deleted in its entirety;
139.paragraph 2.1(b)(iv) shall be amended by deleting the words “Product Liability Indemnity Claim” and replacing them with the words “Whirlpool Product Liability Recall Claim”;
140.paragraph 2.1(b)(vi) of Schedule 7 shall be amended by deleting the wording: “(other than any Claims under, pursuant to or for breach of Clause 21 or Clause 10.14)”;
141.paragraph 4.1 of Schedule 7 shall be deleted in its entirety;

142.paragraph 4.2 of Schedule 7 shall be deleted in its entirety;
143.paragraph 4.4 of Schedule 7 shall be deleted in its entirety;
144.paragraph 6.1 of Schedule 7 shall be amended to read:
“Whirlpool shall not be liable in respect of any Tax Warranty Claim if the fact, matter, event or circumstance giving rise to such Tax Warranty Claim:”;
145.paragraph 6.1(a) of Schedule 7 shall be amended to read:
“is Disclosed in the Whirlpool Disclosure Letter”;
146.paragraph 6.1(b) of Schedule 7 shall be amended to read:
“in respect of a Tax Warranty Claim for breach of Clause 15.4(b) (in respect of a Tax Warranty Claim against Whirlpool), first arises or occurs after the date of this Agreement and is Disclosed in the Whirlpool Completion Disclosure Letter (in respect of such Tax Warranty Claim against Whirlpool), it being acknowledged by each of Ardutch, Whirlpool and the Buyer that no disclosure in the Completion Disclosure Letters shall be effective to qualify the Warranties given by Whirlpool: (i) as at the date of this Agreement; and (ii) as at immediately prior to Completion to the extent that such disclosure discloses any fact, matter, event or circumstance that first occurred or arose prior to the date of this Agreement.”;
147.paragraph 7.1 of Schedule 7 shall be amended to read:
“Whirlpool shall not be liable in respect of any Warranty Claim if Ardutch is aware as at the date of this Agreement of the Warranty Claim or the fact, matter, event or circumstance which is the subject matter of the Warranty Claim.
148.paragraph 7.2 of Schedule 7 shall be amended by:
a.deleting the words “awareness of the other Seller” and replacing them with “awareness of Ardutch”;
b.deleting the words “where the other Seller is Ardutch” in paragraph 7.2(a), and renumbering (i) through (ix) as (a) through (i); and
c.deleting paragraph 7.2(b) in its entirety;
149.paragraph 10.2 of Schedule 7 shall be amended by deleting the words “(other than a Tax Claim)” before the words “against Ardutch”;
150.paragraph 13 of Schedule 7 shall be deleted in its entirety;
151.the definition of “Buyer’s Relief” in Schedule 8 shall be amended to delete the words: “any Relevant Tax Relief and” and “other” (before “Relief which arose”);
152.the definition of “Carve-Out Tax Liability” in Schedule 8 shall be amended to substitute the reference to “paragraph 2.1(d)” with “paragraph 2.1(c)”;
153.the following new definitions shall be added in paragraph 1.1 of Schedule 8, maintaining alphabetical order:

““Big Four Accounting Firm” means any of PricewaterhouseCoopers, KPMG, Deloitte or Ernst & Young;
“STC Demand” means any Demand which could give rise to a liability for Whirlpool under paragraph 2.1(b)(i)(C) of this Schedule 8 or otherwise under paragraph 2.1 but only insofar as it relates to an Actual Tax Liability falling within paragraph 2.1(b)(i)(C) of this Schedule 8;”
154.paragraph 2.1(b)(ii) of Schedule 8 shall be amended to read:
“which relates to (i) the Whirlpool Retained Business, or (ii) any assets, rights or activities formerly belonging to or carried on by a Whirlpool Europe Group Company and which were extracted from a Whirlpool Europe Group Company prior to its becoming part of the Group”;
155.paragraph 3.1(k) of Schedule 8 shall be amended to substitute the word “Whirlpool’” with “Whirlpool’s” (with corresponding amendments made throughout the Contribution Agreement as appropriate);
156.paragraph 5.1(a) of Schedule 8 shall be amended by:
a.inserting “and:” after the final word; and
b.inserting new sub-paragraph (i): “in the case of an STC Demand, Whirlpool and the Buyer shall cooperate and discuss in good faith to agree an appropriate course of action with respect to any such Demand”;
157.paragraph 5.1(b) of Schedule 8 shall be amended by inserting the following words before the semi-colon at the end of the paragraph: “provided that, in the case of an STC Demand, if the Buyer considers that a request made by Whirlpool under this paragraph 5.1(b) is not reasonable, it shall provide a written explanation to Whirlpool and the Buyer and Whirlpool shall comply with their obligations under paragraph 5.1(a)(i) to resolve any disagreement between them”;
158.paragraph 5.1(e) of Schedule 8 shall be amended by:
a.inserting the following words before the semi-colon at the end of the subparagraph (i): “(and the Buyer and Whirlpool shall cooperate in good faith to resolve any disagreement in relation to such comments)”; and
b.substituting the word “within” for “with” in subparagraph (ii);
159.paragraph 5.6 of Schedule 8 shall be amended by inserting the words “Subject to paragraph 5.7, ” before the first word;
160.a new paragraph 5.7 of Schedule 8 shall be inserted (and all cross-references updated accordingly) which states:
“If the Buyer or any Whirlpool Europe Group Company or other member of the Buyer’s Tax Group wishes to settle, dispose of or otherwise compromise any STC Demand as part of a single settlement (such as a “Tax amnesty” or similar arrangement) that also covers one or more other matters for which Whirlpool would not have a liability under paragraph 2.1 of this Schedule 8:
(a)the Buyer shall give written notice to Whirlpool of the proposed settlement, disposal or compromise in respect of the STC Demand (“Proposed

Settlement”) including all relevant details of the Proposed Settlement (in so far as it relates to or impacts the STC Demand) as soon as reasonably practicable;
(b)the Buyer and Whirlpool shall cooperate and discuss in good faith to agree an appropriate course of action with respect to the Proposed Settlement, including determining the amount (if any) and/or method of calculation of the Tax Liability under the Proposed Settlement and therefore for which Whirlpool would be liable under paragraph 2.1 of this Schedule 8 in respect of such STC Demand (the “Amnesty Amount”);
(c)if the Buyer and Whirlpool mutually agree in writing to the terms of the Proposed Settlement and the Amnesty Amount, the Buyer (or the relevant member of the Buyer’s Tax Group) shall be free to enter into the Proposed Settlement on the terms so agreed, provided that, for the purposes of this Schedule 8, the aggregate amount that Whirlpool is liable to pay under paragraphs 2.1(a) to 2.1(c) (inclusive) in respect of such STC Demand shall not exceed the Amnesty Amount (unless the Tax Authority subsequently challenges the Amnesty Amount, in which case the Buyer and Whirlpool shall conduct the STC Demand in relation to such challenge in accordance with this paragraph 5 and Whirlpool’s liability under paragraph 2.1 shall be the amount determined in accordance with this Schedule); and
(d)if the Buyer and Whirlpool are unable to agree an appropriate course of action under paragraph 5.7(b) within 15 Business Days of the date on which Whirlpool receives notice of the Proposed Settlement in accordance with clause 5.7(a) (or such other period as the Buyer and Whirlpool agree in writing):
(i)the Buyer and Whirlpool shall cooperate in good faith to mutually agree to the appointment of an independent person with relevant expertise in the matter at hand (and if the Buyer and Whirlpool cannot agree on such person, a Big Four Accounting Firm) (“Independent Expert”) who shall be jointly instructed to determine the amount that Whirlpool would have been liable to pay under paragraphs 2.1(a) to 2.1(c) (inclusive) of this Schedule in respect of such STC Demand absent such Proposed Settlement, taking into account all relevant facts and circumstances and the probability of success of any proceedings or alternative dispute resolution mechanisms which have been (or otherwise could have been) instituted in connection with the relevant STC Demand, such amount to be determined (where appropriate in the view of the Independent Expert) on a risk-weighted basis (such amount, the “Independent Expert Amount”); and
(ii)following determination of the Independent Expert Amount, the Buyer (or the relevant member of the Buyer’s Tax Group) may in its sole discretion:
(A)enter into the Proposed Settlement on such terms as it may think fit and shall be treated as having complied with its obligations in paragraph 5.6, provided that, for the purposes of this Schedule, the aggregate amount which Whirlpool is liable to pay under paragraphs 2.1(a) to 2.1(c) (inclusive) in respect of such STC Demand shall be the Independent Expert

Amount (unless the Tax Authority subsequently challenges the Tax Liability discharged under the Proposed Settlement, in which case the Buyer and Whirlpool shall conduct the STC Demand in relation to such challenge in accordance with this paragraph 5 and Whirlpool’s liability under paragraph 2.1 shall be the amount determined in accordance with this Schedule); or
(B)decide not to pursue, or withdraw from any application in respect of, the Proposed Settlement (as applicable), in which case the Buyer and Whirlpool shall conduct the relevant STC Demand in accordance with this paragraph 5 (other than, for the avoidance of doubt, this paragraph 5.7) and Whirlpool’s liability under paragraph 2.1 shall be the amount determined in accordance with this Schedule (for the avoidance of doubt, disregarding the Independent Expert Amount).”
161.paragraph 5.7 of Schedule 8 shall be amended to read:
“If Whirlpool requests the Buyer to take any action under paragraph 5.1 which involves contesting a Demand beyond the first appellate body (excluding the Tax Authority which has made the Demand) in the jurisdiction concerned, the Buyer shall not be obliged to take such action, and such action shall not be an “appropriate course of action” for the purposes of paragraph 5.1(a)(i), unless Whirlpool has first obtained (at its own cost) and shared with the Buyer an opinion from senior tax Counsel of a nationally or internationally recognised law firm or leading tax Counsel of no less than 10 years call, in each case, in good standing and with expertise in the matter at hand, that the appeal will, on the balance of probabilities, be successful.”
162.paragraph 5.8 of Schedule 8 shall be amended as follows:
a.insert the words “of this Schedule 8” after “notwithstanding any other provision”;
b.delete the words: “or in paragraph 6.2(b) below”;
c.insert the words “(i) be considered to be an “appropriate course of action” for the purposes of paragraph 5.1(a), or (ii)” before “require the Buyer”; and
d.insert the words “taking such action or” before “making such admission”;
163.subparagraph 5.8(c) of Schedule 8 shall be amended to:
a.delete the words: “(otherwise than by reason solely as a result of the use, in respect of a pre-Completion period (or part of any such period), or unavailability after Completion for any other reason, of a Relevant Tax Relief)”;
164.paragraph 5.11 of Schedule 8 shall be amended to substitute the reference to “twenty (20) Business Days” for “ten (10) Business Days”;
165.paragraph 6 of Schedule 8 shall be deleted in its entirety;
166.paragraph 9.1 of Schedule 8 shall be amended by:
a.adding the word “and” after the semi-colon at the end of paragraph 9.1(c);

b.deleting “; and” at the end of paragraph 9.1(d) and inserting a comma; and
c.deleting paragraph 9.1(e) in its entirety;
167.the content of Schedule 9 shall be deleted in its entirety and replaced with “[NOT USED]”;
168.the content of Appendix 2 shall be deleted in its entirety and replaced with “[NOT USED”];
169.Clause 2.1(b) of the First Deed of Amendment to the CA shall be amended by deleting the words “, save where the aggregate… 19.6 of the Contribution Agreement”; and
170.Clause 6.10 of the Second Deed of Amendment to the CA shall be amended to substitute the reference to “fifteen (15) Business Days” for “ten (10) Business Days”.